Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-146254, and Form S-8 Nos. 333-64609, 333-94933 and 333-86818) of our report dated May 29, 2012, relating to the consolidated financial statements of Meade Instruments Corp., appearing in this Annual Report (Form 10-K) for the year ended February 29, 2012.

/s/ Moss Adams LLP
Irvine, California
May 29, 2012